Exhibit 5.1

August 7, 2020

World Fuel Services Corporation

9800 Northwest 41st Street

Miami, Florida 33178

Ladies and Gentlemen:

We have acted as counsel to World Fuel Services Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of 5,048,036 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Company’s 2020 Omnibus Plan (the “Plan”), comprised of (a) 1,550,000 shares of Common Stock, plus (b) any shares of Common Stock remaining available for future awards under the Company’s 2016 Omnibus Plan, as amended and restated (the “2016 Plan”), as of the date of shareholder approval of the Plan (the “Effective Date”), plus (c) any shares of Common Stock that were granted under the Plan, the 2016 Plan or the Company’s 2006 Omnibus Plan, as amended and restated, that are forfeited or cancelled after the Effective Date.

In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and the Company’s By-laws, as amended and restated, (3) the Plan and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of such documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is specifically limited to the corporate laws of the State of Florida and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

Greenberg Traurig, P.A. ■ Attorneys at Law ■ WWW.GTLAW.COM
401 East Las Olas Boulevard, Suite 2000 ■ Ft. Lauderdale, Florida 33301 ■ Tel 954.765.0500 ■ Fax 954.765.1477